As filed with the Securities and Exchange Commission on July 18, 2000
                          Registration No. 33_________

                -----------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             Registration Statement under the Securities Act of 1933

                                Ampex Corporation
             (Exact name of Registrant as specified in its charter)

           Delaware                                   13-3667696
    (State of incorporation)             (I.R.S. employer identification number)

                                  500 Broadway
                       Redwood City, California 94063-3199
          (Address of principal executive offices, including zip code)

                     Ampex Corporation 2000 Stock Bonus Plan
                            (Full title of the plan)

                              Joel D. Talcott, Esq.
                                Ampex Corporation
                             500 Broadway, M.S. 1101
                       Redwood City, California 94063-3199
                                 (650) 367-3330
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             David D. Griffin, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                               75 East 55th Street
                            New York, New York 10022


                         Calculation of Registration Fee


Title of Securities Amount to be         Proposed          Proposed            Amount of
 to be Registered   Registered (1)       Maximum           Maximum             Registration Fee
                                         Offering Price    Aggregate Offering
                                         Per Share         Price
-----------------------------------------------------------------------------------------------
Class A             2,500,000 shares (2) $1.44 (3)         $3,600,000          $962.00
Common Stock
-----------------------------------------------------------------------------------------------


(1) This Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Ampex Corporation 2000 Stock Bonus Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents the maximum number of shares available for stock bonuses or direct stock purchase rights under the 2000 Stock Bonus Plan as in effect on the date hereof.

(3)     Calculated under Rule 457(c) of the Securities Act of 1933, as amended.


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                                EXPLANATORY NOTE

        This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act") to register up to 2,500,000 shares of Class A Common Stock, $0.01 par value per share (the "Class A Stock"), of the Registrant reserved for issuance under the Ampex Corporation 2000 Stock Bonus Plan (the "2000 Plan").

        Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the 1933 Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to of 2,500,000 shares of the Class A Stock which are reserved for issuance under the 2000 Plan that constitute "control securities" within the meaning of General Instruction C to Form S-8. In this Registration Statement and reoffer prospectus, unless otherwise indicated or required by form or context, "Ampex," "Registrant," "Company," "we," "us" and "our" all refer to Ampex Corporation and its predecessors and subsidiaries.


REOFFER PROSPECTUS

                                AMPEX CORPORATION

                    2,500,000 SHARES OF CLASS A COMMON STOCK

                           AMPEX 2000 STOCK BONUS PLAN
                            -------------------------



INVESTING IN SHARES OF OUR CLASS A STOCK INCLUDES CERTAIN RISKS AS OUTLINED IN OUR "RISK FACTORS" SECTION BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THE PROSPECTUS AND ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

                            -------------------------

                              DATED: JULY 18, 2000

                            -------------------------


                                TABLE OF CONTENTS


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS ...............................3

THE COMPANY....................................................................3

PROSPECTUS SUMMARY.............................................................4



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RISK FACTORS...................................................................4

USE OF PROCEEDS...............................................................12

SELLING SECURITY HOLDERS......................................................12

PLAN OF DISTRIBUTION..........................................................12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................13



                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This reoffer prospectus, including the information incorporated in it by reference, as well as other information we have filed from time to time with the Commission, contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements address our current plans, intentions, beliefs and expectations and statements of future economic performance based upon available information. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other words and phrases of similar meaning are considered to imply uncertainty and are considered forward-looking statements.

        Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility or obligation to update our forward-looking statements.

                                   THE COMPANY

        We are a leading innovator of visual information technology that has traditionally specialized in the development and manufacture of high performance recording products used for the acquisition and processing of data and for the storage of mass computer data, especially images. Recently, in order to capitalize on our expertise and technology in digital video, we have been focusing on the development and expansion of our Internet video businesses, through internal projects, acquisitions and strategic investments, which in 1999 we consolidated in our subsidiary iNEXTV Corporation ("iNEXTV"). We are seeking to leverage our significant experience in digital video processing to become a major provider of Internet video programming services and technology.

        During our 56-year history, we have developed substantial proprietary technology relating to the electronic storage, processing and retrieval of data, particularly images, certain of which we have elected to patent or seek to patent. We currently hold approximately 1,000 patents and patent applications covering digital image-processing and recording technology, and have licensed our patents primarily for use in videocassette recorders and other consumer products. In the years 1994 through 1999, our licensing income averaged $15 million per year. However, royalty income has fluctuated materially from year to year, and there can be no assurance that we will continue to generate comparable levels of royalty income in future periods.

        Our Internet video businesses are conducted primarily through our iNEXTV subsidiary, which manages our Internet operations, and our Internet Technology Group ("ITG"), which was organized to conduct the research, development and engineering of products and services for the Internet. The iNEXTV network currently includes: Alternative Entertainment Network, Inc. ("AENTV" or "AENTV.com"), a provider of on-demand streaming video sites about the entertainment industry; EXBTV.com, a producer and netcaster of original Internet programming covering the executive branch of the U.S. government; TV onthe WEB, Inc. ("TV onthe WEB" or "TVontheWEB.com"), a leading provider of webcasting and other Internet video services; and TV1 Internet Television


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("TV1" or "TV1.de"),  a leading European webcaster.  Our Internet operations are at an early stage of development and have not yet produced significant revenues. Accordingly, these operations involve a material risk of loss and can be expected to remain unprofitable for a substantial period of time.

        We also own MicroNet Technology, Inc. ("MicroNet"), which manufactures disk arrays and related storage products for image-based markets, such as the video and commercial pre-press markets. MicroNet's principal disk storage products include its Genesis(TM), SANcube(TM) and RAIDbank 2000(TM) disk array systems.

        In February 2000, in order to focus more sharply on our Internet businesses, we announced plans to sell Ampex Data Systems Corporation ("Data Systems" or "ADSC"), a subsidiary engaged in the manufacture and sale of high performance mass data storage and instrumentation recorders and systems. Data Systems products are sold primarily for use in the television broadcast and government markets. We have not yet entered into a contract to sell Data Systems, and there can be no assurance that a contract will be entered into or as to the terms or timing of any sale. Pending consummation of a sale, and in accordance with generally accepted accounting principles, we have accounted for Data Systems' operations as a discontinued business as of December 31, 1999 and for each of the three years then ended. Following the planned sale of Data Systems, our principal products will be the MicroNet products, and our principal business operations will be conducted by iNEXTV, ITG and MicroNet.

        We were incorporated in Delaware in January 1992 as the successor to a business originally organized in 1944.

                               PROSPECTUS SUMMARY

        The primary purposes of the 2000 Plan are to permit us to pay non-cash, equity compensation to eligible individuals for services provided to us, and to encourage continued service and the achievement of certain performance objectives by such individuals. In our recruitment and retention of employees, we compete with other high technology and internet service companies. We believe that the 2000 Plan is an important compensation vehicle that will allow us to attract and retain highly qualified employees in our core businesses, and will align the long-range interests of key employees with the interests of our stockholders. The 2000 Plan will also enable us to conserve cash that otherwise might be required to pay compensation to eligible individuals.

        Our principal executive office is located at 500 Broadway, Redwood City, CA 94063, telephone number (650) 367-2011. Our Class A Stock is traded on the American Stock Exchange under the symbol "AXC".

                                  RISK FACTORS

        In this section, we highlight some of the risks associated with our business and operations. Investing in our shares can be risky and you should be able to bear a complete loss of your investment. To fully understand the level of risk involved when considering an investment in our shares, you should carefully consider the following risk factors, as well as the other information contained in this reoffer prospectus.

Risk of Continuing Losses

        We have incurred significant operating and net losses for fiscal year 1999 and for subsequent periods. These losses were primarily due to our Internet video programming activities, promotional expenses and amortization of goodwill of acquired businesses. We also incurred certain interest expenses and additional losses from our discontinued operations. Total revenues were not sufficient to offset these items. Although we expect our Internet video revenues to increase, we cannot be sure they will be sufficient to offset similar expenses and/or losses that may be incurred. Also, we cannot be sure that expenses and losses will not increase as well during these periods. We may be required to incur additional indebtedness in connection with future acquisitions or our Internet expansion plans which could


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increase future interest expenses.  In addition, we cannot predict the amount of licensing royalties that may be recognized in future periods. Accordingly, we expect operating and net losses to continue at least for the near future.

Risks Associated with iNEXTV and Internet Video Strategy

        Our Internet subsidiary, iNEXTV, was formed in mid-1999, and has not yet generated any material advertising or sales revenues. The business and prospects of iNEXTV, and our Internet video strategy in general, are subject to the risks and uncertainties typical of companies in the early stages of development. These risks are especially high in new and rapidly evolving markets such as those for Internet content, advertising and electronic commerce (e-commerce). The development of iNEXTV and the implementation of our strategy to expand our Internet video businesses involve special risks and uncertainties, including but not limited to the following:

        - the ability of iNEXTV and its affiliates to identify, produce or acquire and deliver compelling, quality video programming over the Internet that appeals to its target audiences;

        - the ability of iNEXTV and its affiliates to obtain and manage key employees and other resources necessary for growth and profitability;

        - market acceptance of streaming media technology which is subject to congestion and interruptions on the Internet and requires specialized software, technical expertise and increased bandwidth;

        - dependence upon the continued acceptance and growth of the Internet as a significant medium for advertising and e-commerce;

        - iNEXTV's ability to generate advertising revenues from the Internet and the ability for it to sell goods and services over the Internet;

        - the ability of iNEXTV and its affiliates to attract and retain sponsors and advertisers, content developers and other key partners necessary to make its websites viable;

        - dependence upon timely delivery and integration of website software and hardware purchased from third parties used in its EXBTV.com and iSTYLETV.com websites;

        - vulnerability of Internet content delivery to system failures and interruptions for a variety of reasons, including computer viruses and other breaches of security;

        - dependence upon Internet service providers, web browsers, providers of streaming media products and others to provide Internet access to iNEXTV's websites and programming;

        - our ability to innovate, upgrade and transfer to iNEXTV and its affiliates audio or video technology for Internet-based applications;




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        -      competition among Internet broadcasters and
               providers of products and services for users, advertisers, content and new products and services;

        - uncertainty about the adoption and application of new laws and proposed taxation and government regulations relating to Internet businesses, which could have a negative affect on Internet business. Some of these negative effects include their slowing down of Internet growth, adversely affecting the viability of e-commerce, exposing iNEXTV to potential liabilities or negative criticism for mishandling customer security or user privacy concerns or otherwise adversely affecting its Internet businesses;

        - our ability to obtain licenses of intellectual property developed by others that affect Internet usage. Intellectual property claims against us could be costly and could result in our losing significant rights related to our Internet business;

        - our ability to expand successfully in the European or other foreign markets, which is likely to be subject to cultural and language barriers, different regulatory environments, currency exchange rate fluctuations and other difficulties and uncertainties relating to managing foreign operations; and

        - likelihood of continued and significant expenses resulting in material losses in future periods. Such losses could negatively affect the price of our securities. A decrease in the price of our securities could force us to seek additional capital, which may not be available on satisfactory terms, or at all.

Risks Associated with Acquisition Strategy

        In order to expand our products and services, we have made, and will continue to make under the right circumstances, acquisitions of and/or investments in other business entities. These entities may be involved in both producing and distributing Internet video programming. We may not be able to identify or acquire additional acquisition candidates in the future, or complete any further acquisitions or investments on satisfactory terms. We are not currently engaged in negotiating any specific acquisitions of other business entities and we make no assurances as to when or if we will make acquisitions in the future. In order to pay for future acquisitions or investments, we may:

        - issue additional equity securities which would dilute the ownership interest of our existing stockholders;

        -      incur additional debt; and/or

        - amortize goodwill and other intangibles or incur other related charges which could materially impact earnings.

        Acquisitions and investments involve numerous additional risks, including difficulties in the integration and management of operations, services and personnel of the acquired companies. We may also encounter problems in entering markets and businesses in which we have limited or no experience. Acquisitions can also divert management's


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attention  from  other  business  concerns.  We also  may  make  investments  in companies in which we have less than a 100% interest. Such investments involve additional risks, including our inability to control the management or policies of such entities, and risks of potential conflicts with other investors. We have invested in companies that are in the early stage of development and that may be expected to incur substantial losses. Our financial resources may not be sufficient to fund the operations of such companies. Accordingly, there can be no assurance that any acquisitions or investments that we make will result in any returns, or as to the timing of any such returns. In addition, the possibility exists that we could lose all or a substantial portion of our investments.

Risk of Proposed Sale of Data Systems

        We recently announced our intention to sell Data Systems, which manufactures our high performance mass data storage and instrumentation products for entertainment and government applications. We have accounted for this subsidiary's operations as a discontinued business effective with its fiscal year 1999 financial statements. We have retained the services of a financial advisory firm to assist with the sale and have entered into preliminary discussions with potential purchasers. We have not entered into any definitive agreement of sale and there can be no assurance that we will be able to consummate a sale. Data Systems has experienced a decline in its product sales and we cannot assure that this decline will not continue. We intend to use the proceeds of the proposed sale to expand our Internet video operations through iNEXTV and other Internet activities. In addition, we plan to use the proceeds from the sale to reduce and/or eliminate debt and offset potential losses attributable to iNEXTV or our other operations. We realize that there can be no assurance that any such proceeds will be sufficient to do so. In addition, if the proposed sale is consummated, we may retain certain liabilities associated with Data Systems' prior operations, including pension benefit obligations, environmental liabilities and indemnification obligations customarily contained in sale agreements.

Risk of Leverage

        As of March 31, 2000, we had outstanding approximately $45 million of total borrowings, which includes $44 million principal amount of 12% Senior Notes due 2003 and $1 million of subsidiary indebtedness. We have invested a portion of the proceeds from the Senior Notes in our MicroNet and iNEXTV subsidiaries and for general corporate purposes. We have also invested a portion of the balance of these proceeds in government securities and, in order to realize yields approaching the interest rate on the Senior Notes, from time to time have invested in high- yield mutual funds and corporate securities. The high-yield mutual funds and corporate securities may have, in some instances, longer terms and lower credit quality than U.S. government securities. We may also engage in various transactions in derivative securities, although we have not yet done so.

        We may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes, subject to the restrictions in the indenture governing the Senior Notes. The degree to which we are leveraged, and the types of investments we select, could have important consequences to investors, including the following:

        - a substantial portion of our consolidated cash flow from operations must be dedicated to the payment of principal and interest on outstanding indebtedness, and is therefore unavailable for other purposes;

        - our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions and general corporate purposes may be materially limited or impaired, or such financing may not be available on terms favorable to us;

        - we may be more highly leveraged than our competitors, which may place


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               us at a competitive disadvantage;

        - our leverage may make us more vulnerable to a downturn in our business or the economy in general;

        - investments in securities with lower credit quality or longer maturities could subject us to potential losses due to nonpayment or changes in market value of those securities. Also, transactions in derivative securities could expose us to losses caused by stock market fluctuations; and

        - the financial covenants and other restrictions contained in the Senior Note indenture and other agreements relating to our indebtedness may restrict our ability to borrow additional funds, to dispose of assets or to pay dividends on preferred or common stock or repurchase preferred or common stock.

        We expect cash balances and cash flow from royalty income to be sufficient to fund anticipated operating expenses, capital expenditures and debt service requirements as they become due, at least through 2000. There can be no assurance, however, that the amounts available from these sources will be sufficient for such purposes in future periods. We may also seek to raise additional equity capital in the private or public markets to finance the expansion of our Internet video businesses. No assurance can be given that additional sources of funding will be available if required or, if available, will be on terms satisfactory to us. If we cannot service our indebtedness we will be forced to adopt alternative strategies. These strategies may include reducing or delaying capital expenditures, selling additional assets, restructuring or refinancing our indebtedness. There can be no assurance that any of these strategies will be successful or that they will be permitted under the Senior Note indenture, if applicable.

Fluctuations in Royalty Income

        Our results of operations in certain prior periods reflect the receipt of significant royalty income, including material nonrecurring payments resulting from negotiated settlements primarily related to sales of products by manufacturers before negotiating licenses from us. Although we have a substantial number of outstanding and pending patents, and our patents have generated substantial royalties in the past, it is impossible to predict the amount of royalty income we will receive in the future. Royalty income has historically fluctuated significantly from quarter to quarter and year to year due to a number of factors that we cannot predict. These factors include the extent to which third parties use our patented technology, the extent to which we must pursue litigation in order to enforce our patents, and the ultimate success of our licensing and litigation activities. Accordingly, there can be no assurance of the level of royalty income that will be realized in the future. As we expand our Internet video businesses, the significance of our royalty income, relative to operating income, will vary. This variation is due, most significantly, to the anticipated sale of Data Systems. Should the sale be finalized, the significance of royalty income could decrease should the royalties be sold as part of the sale of Data Systems. However, if the sale of Data Systems does not occur, or if the sale does not include royalty income as part of the transaction, then the significance of royalty income may be expected to increase until and unless our Internet businesses become profitable.

        The costs of patent litigation can be material. Involvement in patent enforcement litigation may also increase the risk of counterclaims alleging our infringement of patents held by third parties or seeking to invalidate our patents. Moreover, there is no assurance that we will continue to develop patentable technology that will be able to generate significant patent royalties in the future to replace our patents as they expire.



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Dependence on Licensed Patent Applications and Proprietary Technology

        Our success depends, in part, upon our ability to establish and maintain the proprietary nature of our technology through the patent process. The possibility always exists that one or more of our patents will be successfully challenged, invalidated or circumvented or that we will otherwise be unable to rely on such patents for any reason. In addition, there exists the possibility that competitors will seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products. Many of our competitors have substantial resources and made substantial investments in competing technologies. If any of our patents are successfully challenged, invalidated or circumvented or our right or ability to manufacture products were to be proscribed or limited, our ability to continue to manufacture and market our products could be adversely affected. Any adverse effects on our ability to continue to manufacture and market our products would likely have a material adverse effect upon our business, financial condition and results of operations.

        Litigation may be necessary to enforce our patents and to protect trade secrets or know-how owned by us. In addition, litigation may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings brought against, initiated by or otherwise involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the prosecution or defense of such litigation or proceedings.

Rapid Technological Change and Risks of New Product and Services Development

        The industries and markets from which we derive revenues, directly or through our licensing program, are characterized by continual technological change and the need to introduce new products, product upgrades, services and patentable technology. This has required, and will continue to require, that we expend substantial funds for the research, development and engineering of new products and advances to existing products. With respect to our Internet operations, this requires that we develop and implement new content and services. The possibility exists that our existing products, services and technologies will become obsolete and that certain or all new products, services or technologies will not win commercial acceptance. Obsolescence of existing product lines, or inability to develop and introduce new products and services, could have a material and adverse effect on our sales and results of operations in the future. The development and introduction of new technologies, services and products are subject to inherent technical and market risks, and there can be no assurance that we will be successful in this regard.

        In 1999, MicroNet changed its focus to concentrate on its high-end products and has recently introduced and expects to introduce later this year several new products and new versions of existing products. Although we believe that these products will be well received, there is no guarantee that they will be introduced on a timely basis or will achieve significant market share or generate significant sales revenues. To the extent that MicroNet fails to improve its profitability, we will be required to devote resources (including management's time and attention) to MicroNet that would otherwise be available for the expansion of our Internet video businesses.

Competition

        The market for Internet products and services is highly competitive and characterized by multiple competitors and low barriers to entry. We are attempting to develop improvements in video quality in order to differentiate ourselves from our competitors. However, other companies may develop competing technologies and we may be unable to obtain patent or other protection for our Internet video technology. In addition, the market for Internet advertising and electronic commerce, upon which iNEXTV's Internet operations will be partially dependent to achieve ultimate profitability, is intensely competitive. We believe this competition will intensify.

        MicroNet's competitors include large companies such as EMC, Data General, IBM and small system integrators. Many of these companies are more established and have greater resources than MicroNet. There is no assurance that MicroNet will be able to compete successfully in these markets.


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Dependence on Certain Suppliers

        We purchase certain components from a single domestic or foreign manufacturer for use in our disk arrays and other manufactured products. Significant delays in deliveries or defects in such components have adversely affected our manufacturing operations and we are currently qualifying an alternative supplier. In addition, we produce highly engineered products in relatively small quantities. As a result, our ability to cause suppliers to continue production of certain products on which we may depend may be limited. We generally do not enter into long-term raw materials or components supply contracts.

Risks Related to International Operations

        International operations are subject to a number of special risks, including limitations on repatriation of earnings, restrictive actions by local governments, and fluctuations in foreign currency exchange rates and nationalization. Additionally, export sales are subject to export regulation and restrictions imposed by U.S. government agencies. Fluctuations in the value of foreign currencies can affect our results of operations. We do not normally seek to mitigate our exposure to exchange rate fluctuations by hedging our foreign currency positions.

        The expansion of iNEXTV's European operations, which are conducted primarily through TV1, may generate advertising and sales revenues in future periods, although we have not recognized any material revenue to date. The European operations of iNEXTV are expected to be subject to certain risks and uncertainties.

        In January 1999, the new "Euro" currency was introduced in certain European countries that are part of the European Monetary Union ("EMU"). Beginning in 2003, all EMU countries are expected to be operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally. Some of the rules and regulations relating to the governance of the currency have not yet been defined and finalized. As a result, companies operating or conducting business in Europe will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the Euro. We are assessing the effect the introduction of the Euro will have on our internal accounting systems and the potential sales of our products. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the costs related to addressing this issue. This issue is not expected to have a material adverse affect on our business.

Volatility of Stock Price

        The  trading  price of our Class A Stock has been and can be expected to
be  subject  to  significant  volatility,   reflecting  a  variety  of  factors,
including:

        -      quarterly fluctuations in operating results;

        -      announcements of acquisitions, Internet
               developments or new product introductions by us or our competitors;

        - reports and predictions concerning us by analysts and other members of the media;

        - issuances of substantial amounts of Class A Stock in order to redeem outstanding shares of its Preferred Stock, or otherwise; and

        -      fluctuations in trading volume of our Class A
               Stock, and general economic or market conditions.



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        The stock market in general,  and Internet and  technology  companies in
particular,   have  experienced  a  high  degree  of  price  volatility.   These
fluctuations have had a substantial effect on the market prices of many companies for reasons that often are unrelated or disproportionate to operating performance. These broad market and industry fluctuations may adversely affect the price of our Class A Stock, regardless of our operating performance.

Dependence on Key Personnel

        We are highly dependent on our management and our success depends upon the availability and performance of key executive officers and directors. Except for certain employees of our Internet affiliates, we have not entered into employment agreements with our key employees, and the loss of the services of key persons could have a material adverse effect. We do not maintain key man life insurance on any of these individuals.

Anti-Takeover Consequences of Certain Governing Instruments

        Our Certificate of Incorporation provides for a classified Board of Directors, with members of each class elected for a three-year term. The Certificate of Incorporation provides for nullification of voting rights of certain foreign stockholders in certain circumstances involving possible violations of security regulations of the United States Department of Defense. The instrument governing our outstanding Preferred Stock, which has an aggregate liquidation value of approximately $37.6 million at March 31, 2000, requires that we make mandatory offers to redeem those securities out of legally available funds in the event of a change of control. For this purpose, a change of control includes the following events: a person or group of people acting together acquires 30% or more of our voting securities; we merge, consolidate or transfer all or substantially all of our assets; or our dissolution. The Certificate of Incorporation authorizes the Board of Directors to issue additional shares of Preferred Stock without the vote of stockholders. The indenture governing our outstanding Senior Notes, in the total principal amount of $44 million, requires us to offer to repurchase the Senior Notes at a purchase price equal to 101% of the outstanding principal amount thereof together with accrued and unpaid interest in the event of a change of control. Under the indenture, a change of control includes the following events: a person or group of people acting together acquires 50% or more of our voting stock; or the transfer of substantially all of our assets to any such person or group, other than to certain of our subsidiaries and affiliates.

        These  provisions  could  have  anti-takeover   effects  by  making  our
acquisition   by  a  third  party  more   difficult   or  expensive  in  certain
circumstances.

Nonpayment of Dividends

        We have not declared dividends on our Class A Stock since our incorporation in 1992 and we have no present intention of paying dividends on our Class A Stock. We are also restricted by the terms of certain agreements and of the outstanding Preferred Stock as to the declaration of dividends.

Environmental Issues

        Our facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. Owners and occupiers of sites containing hazardous substances, as well as generators and transporters of hazardous substances, are subject to broad liability under various federal and state environmental laws and regulations. This liability includes investigative and cleanup costs and damages arising out of past disposal activities. We have been named from time to time as a potentially responsible party by the United States Environmental Protection Agency with respect to contaminated sites that have been designated as "Superfund" sites. We are also engaged in various environmental investigation, remediation and/or monitoring activities at several sites located off our facilities. There can be no assurance that we will not ultimately incur liability in excess of amounts currently reserved for pending environmental matters, or that additional liabilities with respect to environmental matters will not be asserted. In addition, changes in environmental regulations could


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impose the need for additional  capital  equipment or other  requirements.  Such liabilities or regulations could have a material adverse effect on us in the future.


                                 USE OF PROCEEDS

        All net proceeds from the sale of the Class A Stock offered by this reoffer prospectus will go to the selling security holders. We will not receive any proceeds from these sales.

                            SELLING SECURITY HOLDERS

        The Class A Stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling security holders who will acquire the shares pursuant to the 2000 Plan. At this time, the selling security holders are not currently identifiable and their identity will be disclosed as they become known. In addition, the amounts of securities available to be sold by the selling security holders is not currently available and will also be provided as they become known. Under the 2000 Plan, no security holder may receive a stock award for more than 250,000 shares of Class A Stock in the aggregate in any calendar year, except for those persons who were not eligible individuals prior to the time of the grant of the stock award.

        The selling security holders may sell all, a portion or none of their Class A Stock from time to time. The selling security holders include our officers, employees and directors, as well as consultants and advisors. We will supplement this prospectus as required to identify the selling security holders and the amount of shares to be sold hereunder by each selling security holder.

                              PLAN OF DISTRIBUTION

        This reoffer prospectus covers the sale of Class A Stock by the selling security holders. As used herein, the term "selling security holder" includes donees and pledges selling shares received from a named selling security holder after the date of this prospectus. The selling security holders may offer and sell their shares as principals or through one or more underwriters, brokers, dealers or agents, from time to time, in one or more of the following transactions, which may include block transactions:

        -      on any exchange or in an over-the-counter market;

        - in transactions otherwise than on an exchange or in an over-the-counter market;

        - through put and call options or short sales relating to the shares;

        -      at a fixed offering price which may be changed;

        -      at varying prices determined at the time of sale; or

        -      at negotiated prices.

        We will not be receiving any cash proceeds from the sale of the shares by the selling security holders. Any such underwriters, brokers, dealers or agents may receive underwriting discounts and commissions, which may exceed customary discounts, concessions or commissions. It is not possible at the present time to determine the price to the public in any such sale. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling security holder.



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        The aggregate  proceeds to the selling  security holder from the sale of his or her shares will be the purchase price of the shares sold less all applicable commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the
public  by  the  selling  security  holders  other  than  fees,   discounts  and
commissions of underwriters, brokers, dealer or agents, if any, transfer taxes, certain counsel fees and other similar selling expenses attributable to the sale of the shares.

        The selling security holders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the 1933 Act. We have agreed to indemnify the selling security holders against certain liabilities, including those arising under the 1933 Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the 1933 Act.

        Because the selling security holders may be deemed to be "underwriters" under the 1933 Act, they will be subject to the prospectus delivery requirements of the 1933 Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the Class A Stock in the market.

        Selling security holders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the 1933 Act, provided the sale meets the criteria and conforms to the requirements of such rule.

        Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

        If and to the extent required, the specific shares to be sold, the name of the selling security holder, the respective purchase prices and the public offering prices, the names of any agent, broker, dealer or underwriter, any applicable commissions or discounts, and other facts material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed or may file in the future with the Commission, pursuant to Section 13 of the Securities Exchange Act of 1934, as


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amended (the "Exchange Act"):

        -      Our Annual Report on Form 10-K for the year ended
               December 31, 1999 as filed with the Commission on March 20, 2000, and amended on Form 10-K/A dated
               April 10, 2000;

        - Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999, and March 31, 2000;

        - The description of our Class A Stock contained in Amendment No. 1 to Form 8-A Registration Statement filed with the Commission on November 5, 1999 under Section 12 of the Exchange Act, including any amendment or report we may file for the purpose of updating such description.

        - All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act which were filed after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold or which de-registers all securities which remain unsold at that time.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following:

                               Investor Relations
                                Ampex Corporation
                                  500 Broadway
                             Redwood City, CA 94063
                                  650-367-4111

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS REOFFER PROSPECTUS.





                                AMPEX CORPORATION

                    2,500,000 SHARES OF CLASS A COMMON STOCK

                           AMPEX 2000 STOCK BONUS PLAN

                                ----------------

                               REOFFER PROSPECTUS

                                ----------------






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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

        (a) The Registrant's Annual Report filed on Form 10-K, and as amended on Form 10-K/A, for its fiscal year ended December 31, 1999, as filed with the Commission;

        (b) The Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2000, as filed with the Commission; and

        (c) The description of the Registrant's Class A Stock contained in Amendment No. 1 to the Registrant's Form 8-A Registration Statement filed with the Commission on November 5, 1999 (the "1999 Form 8-A/A").

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        The terms, rights and provisions applicable to the Class A Stock are set forth in the Registrant's 1999 Form 8-A/A which is incorporated by reference into this Registration Statement pursuant to Item 3(c) hereof.

Item 5. Interests of Named Experts and Counsel.

        Joel D.Talcott serves as an Officer and General Counsel to the Registrant and holds options and shares of Class A Stock in the Registrant.

Item 6. Indemnification of Directors and Officers.

        The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually


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



and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that he or she actually and reasonably incurred.

        Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        The Registrant's By-laws provide indemnification, to the fullest extent permitted by applicable law as it presently exists or may be amended, to its directors and officers and to anyone who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity.

        The Registrant's Amended and Restated Certificate of Incorporation eliminates personal liability for the directors to the fullest extent permitted by applicable law as it currently exists or may be amended.

        The Registrant has entered into agreements to indemnify its directors in consideration of their agreement to serve as directors of the Registrant and of certain other corporations as requested by the Registrant. These agreements provide, among other things, that the Registrant will indemnify and advance certain expenses, including attorneys' fees, to such directors to the fullest extent permitted by applicable law, as such law may be amended from time to time, and by the Registrant's Amended and Restated Certificate of Incorporation, By-laws and resolutions.

        The Registrant presently maintains a "Directors & Officers Liability and Corporate Reimbursement" insurance policy (the "Policy") with a $10,000,000 aggregate limit of liability in each policy year. The Policy provides coverage to past, present and future directors and officers of the Registrant and its subsidiaries for losses resulting from claims for which any such officer or director was not indemnified by the Registrant. The Policy also provides for reimbursement to the Registrant and its subsidiaries for amounts paid to indemnify officers and directors for loss resulting from claims against such officers and directors. The Policy is subject to certain exclusions, such as claims against officers and directors for dishonest, fraudulent or criminal acts or omissions, willful violations of law, libel and slander, bodily injury and property damage, pollution, etc.

Item 7. Exemption from Registration Claimed.

        Not Applicable.



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Item 8.   Exhibits.                                                         Page

 4.01     Registrant's 2000 Stock Bonus Plan..................................21

 5.01     Opinion of Joel D. Talcott..........................................28

23.01     Consent of Joel D. Talcott (included in Exhibit 5.01)...............28

23.02     Consent of PricewaterhouseCoopers LLP...............................29

24.01     Power of Attorney (see Signatures)..................................19

Item 9. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("1933 Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the 1933 Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any  material  information  with  respect to the
               plan  of   distribution   not   previously   disclosed   in  this
               Registration   Statement   or  any   material   change   to  such
               information.

               Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.



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        The  undersigned  Registrant  hereby  undertakes  that,  for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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



                                   SIGNATURES

        Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 17, 2000.

                                  AMPEX CORPORATION


                          By:     /s/ Craig L. McKibben
                                  ---------------------
                                  Craig L. McKibben
                                  Vice President, Treasurer and Chief Financial Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Edward J. Bramson and Craig L. McKibben or either of them, with full power to act, his attorney-in-fact, with the power of substitution for him in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                             Title                            Date
           ---------                             -----                            ----


     /s/ Edward J. Bramson            Chairman and Chief Executive Officer           July 17, 2000
--------------------------------      and Director (Principal Executive Officer)
Edward J. Bramson



     /s/ Craig L. McKibben            Vice President, Treasurer, Chief               July 17, 2000
--------------------------------      Financial Officer and Director (Principal
Craig L. McKibben                     Financial Officer and Principal Accounting
                                      Officer)




     /s/ Douglas T. McClure           Director                                       July 17, 2000
--------------------------------
Douglas T. McClure Jr.


     /s/ Peter Slusser                Director                                       July 17, 2000
--------------------------------
Peter Slusser

     /s/ William A. Stoltzfus, Jr.    Director                                       July 17, 2000
----------------------------------
William A. Stoltzfus, Jr.



NEW YORK55\2543.2

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



                                  EXHIBIT INDEX


Exhibit Number Description                                                  Page
-------------- -----------                                                  ----

4.01           Registrant's 2000 Stock Bonus Plan.............................21

5.01           Opinion of Joel D. Talcott.....................................28

23.01          Consent of Joel D. Talcott (included in Exhibit 5.01)..........28

23.02          Consent of PricewaterhouseCoopers LLP..........................32

24.01          Power of Attorney (see Signatures).............................19




NEW YORK55\2543.2

                                       20